                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

[ ]   Preliminary Proxy Statement           [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           J. Alexander's Corporation
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:

       (2)  Form, Schedule or Registration Statement No.:

       (3)  Filing Party:

       Date Filed:

                           J. ALEXANDER'S CORPORATION
                              3401 WEST END AVENUE
                                    SUITE 260
                                 P.O. BOX 24300
                           NASHVILLE, TENNESSEE 37202

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of J. Alexander's Corporation:

         The Annual Meeting of Shareholders of J. Alexander's Corporation (the "Company") will be held at the J. Alexander's Restaurant at 1721 Galleria Boulevard, Franklin, Tennessee, at 9:00 a.m., Nashville time, on May 6, 1999 for the following purposes:

         (1) To elect five directors to hold office for a term of one year and until their successors have been elected and qualified; and

         (2) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only shareholders of record at the close of business on April 5, 1999 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

         Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

         We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                       By Order of the Board of Directors



                                       R. GREGORY LEWIS
                                       Secretary

April 6, 1999

                           J. ALEXANDER'S CORPORATION
                              3401 WEST END AVENUE
                                    SUITE 260
                                 P.O. BOX 24300
                           NASHVILLE, TENNESSEE 37202

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                              THURSDAY, MAY 6, 1999

     The enclosed proxy is solicited by and on behalf of the Board of Directors of J. Alexander's Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Thursday, May 6, 1999, at 9:00 a.m., Nashville time, at the J. Alexander's Restaurant at 1721 Galleria Boulevard, Franklin, Tennessee, and at any adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. Copies of the proxy, this Proxy Statement and the attached Notice are being mailed to shareholders on or about April 7, 1999.

     Proxies may be solicited by mail, telephone or telegraph. All costs of this solicitation will be borne by the Company. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

     Shares represented by such proxies will be voted in accordance with the choices specified thereon. If no choice is specified, the shares will be voted FOR the election of the director nominees named herein. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

     A proxy may be revoked by a shareholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.

     Each share of the Company's Common Stock, $.05 par value (the "Common Stock"), issued and outstanding on April 5, 1999 (the "Record Date"), will be entitled to one vote on all matters to come before the meeting. As of the Record Date, there were outstanding 6,531,601 shares of Common Stock.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 23, 1999, certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the "Commission")) of more than five percent (5%) of the Common Stock, its only voting security, and with respect to the beneficial ownership of the Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors of the Company as a group. Except as otherwise specified, the shares indicated are presently outstanding.

                                                                             AMOUNT OF             PERCENTAGE OF
                                                                            COMMON STOCK            OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED       COMMON STOCK(1)
------------------------------------                                     ------------------       ---------------
E. Townes Duncan**...............................................            1,597,166  (2)             24.5%
   30 Burton Hills Blvd
   Suite 100
   Nashville, TN  37215

Solidus, LLC.....................................................            1,560,666  (3)             23.9
   30 Burton Hills Blvd
   Suite 100
   Nashville, TN  37215

Sackett & Company................................................              416,967  (4)
   P. O. Box 276                                                                                         6.3
   Corte Madera, CA  94976-0276

Dimensional Fund Advisors, Inc...................................              350,600  (5)
   1299 Ocean Avenue, 11th Floor                                                                         5.4
   Santa Monica, CA 90401

The J. Alexander's Corporation...................................              334,273  (6)
   Employee Stock Ownership Trust                                                                        5.1
   3401 West End Avenue
   Nashville, TN 37203

Lonnie J. Stout II****...........................................              212,523  (7)              3.2

John L.M. Tobias**...............................................               48,992  (8)               *

R. Gregory Lewis***..............................................               42,741  (9)               *

Earl Beasley, Jr.**..............................................               38,218 (10)               *

Garland G. Fritts**..............................................               25,000 (11)               *

Ronald E. Farmer***..............................................                9,446 (12)               *

J. Michael Moore***..............................................                3,752 (13)               *

All directors and executive officers as a group..................            1,979,673 (14)             29.3

---------------
*    Less than one percent.
**   Director.
***  Named Officer.
**** Director and Named Officer.

(1) Pursuant to the rules of the Commission, shares of Common Stock which certain persons presently have the right to acquire pursuant to the conversion provisions of the Company's 8 1/4% Convertible Subordinated Debentures Due 2003 ("Conversion Shares") are deemed outstanding for the purpose of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of the other persons shown in the table. Likewise, shares subject to options held by directors and executive officers of the Company which are exercisable within 60 days of March 23, 1999, are deemed outstanding for the purpose of computing such director's or executive officer's percentage ownership and the percentage ownership of all directors and executive officers as a group. The beneficial ownership of each officer and director as reported in this table does not include shares that may be acquired upon exercise of certain rights that may be distributed in the Company's pending rights offering, as described in the Company's Registration Statement on Form S-3 filed with the Commission on March 23, 1999. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to all shares shown.

(2) Includes 9,000 shares issuable upon exercise of certain options held by Mr. Duncan, 1,180 shares that Mr. Duncan holds as custodian for his children, 700 shares owned by Mr. Duncan's wife, 2,070 shares that are held in trusts of which Mr. Duncan's wife is trustee, and 1,560,666 shares that are owned by Solidus, LLC, a limited liability company in which Mr. Duncan is the principal manager and a member.

(3) Solidus, LLC ("Solidus") shares voting and dispositive power with respect to 1,560,666 shares with Mr. Duncan, a principal manager and member whose beneficial ownership in such shares is shown above. Information is based solely on the Schedule 13D filed with the Commission by Solidus.

(4) Includes 73,467 Conversion Shares. Sackett & Company ("Sackett") is a registered investment advisor. Information is based solely on the
         Schedule 13G filed with the Commission by Sackett.

(5) Dimensional Fund Advisors, Inc. ("DFA") is a registered investment advisor. Information is based solely on the Schedule 13G filed with the Commission by DFA.

(6) Includes 144,732 shares that have been allocated to the J. Alexander's Employee Stock Ownership Plan (the "ESOP") participants. Pursuant to the terms of the ESOP that govern the J. Alexander's Corporation Employee Stock Ownership Trust (the "Trust"), each ESOP participant instructs SunTrust Bank, Nashville, N.A., as trustee of the Trust (the "Trustee"), how to vote the shares allocated to his or her account. The ESOP provides that the Trustee shall abstain from voting allocated shares for which no written instructions are received. Shares of the Company's Common Stock held by the ESOP but not yet allocated to the accounts of the participants will be voted based on the percentage of stock allocated to the participants' accounts which is voted for and against each proposal, including in the tabulation of such percentages only those shares as to which written voting instructions were received. The Trustee has shared dispositive power with respect to the shares, subject to certain provisions of the ESOP.

(7) Includes 179,741 shares issuable upon exercise of certain options held by Mr. Stout and 7,025 ESOP shares allocated to Mr. Stout and held by the Trust, as to which Mr. Stout has sole voting power and shared dispositive power.

(8) Includes 1,126 Conversion Shares, 3,000 shares owned by Mr. Tobias' wife, and 20,000 shares issuable upon exercise of certain options held by Mr. Tobias.

(9) Includes 7,500 shares issuable upon exercise of certain options held by Mr. Lewis and includes 5,499 ESOP shares allocated to Mr. Lewis and held by the Trust, as to which Mr. Lewis has sole voting power and shared dispositive power.

(10) Includes 56 Conversion Shares, 1,332 shares that Mr. Beasley holds as custodian for his children, and 7,000 shares issuable upon exercise of certain options held by Mr. Beasley.

(11) Includes 7,000 shares issuable upon exercise of certain options held by Mr. Fritts.

(12) Includes 2,084 ESOP shares allocated to Mr. Farmer and held by the Trust, as to which Mr. Farmer has sole voting power and shared dispositive power.

(13) Includes 3,377 ESOP shares allocated to Mr. Moore and held by the Trust, as to which Mr. Moore has sole voting power and shared dispositive power.

(14) Includes 1,182 Conversion Shares, 230,241 shares issuable upon exercise of certain options held by the directors and executive officers, and 19,804 ESOP shares allocated to the executive officers and held by the Trust, as to which such officers have sole voting power and shared dispositive power.

     Pursuant to a Stock Purchase and Standstill Agreement between Solidus and the Company dated March 22, 1999, Solidus purchased 1,086,266 shares of Common Stock for $3.75 per share, for an aggregate purchase price of $4,073,497.50. In addition, Solidus agreed that (i) for a period of seven years, Solidus and its affiliates would not acquire or hold more than 33% of the Company's Common Stock; (ii) for a period of seven years, Solidus and its affiliates would not solicit proxies for a vote of the shareholders of the Company; (iii) for a period of seven years, Solidus and its affiliates would not sell the Company's Common Stock, except to the Company, a person, entity or group approved by the Company or to an affiliate of Solidus; (iv) the above restrictions on Solidus' ownership and ability to solicit proxies would terminate in the event of certain tender offers or exchange offers, a notice filing with the Department of Justice relating to the acquisition by a third party of more than 15% of the outstanding Common Stock or with the Securities and Exchange Commission relating to the acquisition by a third party of more than 10% of the outstanding Common Stock, the Company's proposing or approving a merger or other business combination, or a change to a majority of the Company's Board of Directors over a two-year period; and (v) Solidus would not exercise rights attributable to the 1,086,266 shares of Common Stock purchased on March 22, 1999, during the Company's rights offering, pursuant to which holders of each share will be granted the nontransferable right to purchase 0.2 share of the Company's Common Stock at $3.75 per share for each share owned on the rights record date.

                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

     Five directors are to be elected at the annual meeting for a term of one year and until their successors shall be elected and qualified. Election of directors requires a plurality of the votes cast in such election. It is intended that shares represented by the enclosed proxy will be voted FOR the election of the nominees named in the table set forth below unless a contrary choice is indicated. All of such nominees are presently directors of the Company. Management believes that all of the nominees will be available and able to serve as directors, but if for any reason any should not be available or able to serve, it is intended that such shares will be voted for such substitute nominees as may be proposed by the Board of Directors of the Company. The following schedule includes certain information with respect to each of the nominees.

NAME                                       BACKGROUND INFORMATION
----                                       ----------------------
Earl Beasley, Jr....................  Mr. Beasley, 65, has been a director of the Company since March 1991. Since
                                      1981, Mr. Beasley has been President of Homer B. Brown Co., an investment firm. Mr. Beasley was President and a director of the Company from 1971 to
                                      1980.

E. Townes Duncan....................  Mr. Duncan, 45, has been a director of the Company since May 1989. Mr.
                                      Duncan has been President and a director of Solidus, LLC, a private investment firm, since January 1997.  From 1993 to May 1997, Mr. Duncan was the Chairman of the Board and Chief Executive Officer of Comptronix
                                      Corporation, a manufacturer of printed circuit board assemblies
                                      ("Comptronix"). From 1985 to 1993, Mr. Duncan was a Vice President and
                                      principal of Massey Burch Investment Group, Inc.  From 1994 to March 1999,
                                      Mr. Duncan was a director of Sirrom Capital Corporation, a specialty finance
                                      company.   Mr. Duncan is also a director of Bright Horizons Family Solutions,
                                      Inc. (formerly CorporateFamily Solutions), a childcare services company.

Garland G. Fritts...................  Mr. Fritts, 69, has been a director of the Company since December 1985.
                                      Since 1993, Mr. Fritts has been a consultant for Fry Consultants, Inc., a management consulting firm. Mr. Fritts was a consultant for McManis
                                      Associates, Inc., a management consulting firm, from 1989 to 1993.

Lonnie J. Stout II..................  Mr. Stout, 52, has been a director and President and Chief Executive Officer of the Company since May 1986. Since July 1990, Mr. Stout has also served as Chairman of the Company.  From 1982 to May 1984, Mr. Stout was a
                                      director of the Company, and served as Executive Vice President and Chief
                                      Financial Officer of the Company from October 1981 to May 1984.

John L.M. Tobias....................  Mr. Tobias, 78, has been a director of the Company since February 1983. He has served as President of J.M.T. Associates, Inc., an investment firm, since
                                      1979 and as that corporation's Board Chairman since January 1987.

     The Board of Directors of the Company held nine meetings in 1998. The
Board of Directors has an Audit Committee and a Compensation/Stock Option Committee (the "Compensation Committee"), the members of each of which are Messrs. Beasley, Duncan, Fritts and Tobias. The Audit Committee, which held two meetings during 1998, generally meets with the Company's independent auditors to review the Company's consolidated financial statements. It is the function of this committee to ensure that the Company's financial statements accurately reflect the Company's financial position and results of operations. The Compensation Committee is responsible for the periodic review of management's compensation and administration of the Company's stock option plans. The Compensation Committee held two meetings during 1998. The Company's Board of Directors has no standing nominating committee.

     Each of the incumbent directors of the Company attended at least 75% of the aggregate of (i) the total number of meetings held during 1998 by the Board of Directors and (ii) the total number of meetings held during 1998 by all committees of the Board of which he was a member.

CERTAIN PROCEEDINGS

     Mr. Duncan served as Chairman of the Board and Chief Executive Officer, and Mr. Stout served as a director, of Comptronix. Comptronix filed for reorganization under Chapter 11 of the Bankruptcy Code in August 1996. In November 1996, Comptronix sold substantially all of its assets pursuant to an agreement approved by the Bankruptcy Court. Comptronix distributed all of its remaining assets, including the proceeds from the November 1996 sale, to its creditors pursuant to a plan of liquidation consummated in May 1997.

                             EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term or other compensation during fiscal years 1998, 1997 and 1996 for the Company's Chief Executive Officer and each of the other executive officers of the Company who were serving as executive officers at January 3, 1999 whose cash compensation exceeded $100,000 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                -------------------
                                              ANNUAL COMPENSATION                  SECURITIES                ALL OTHER
                                     --------------------------------------        UNDERLYING              COMPENSATION
   NAME AND PRINCIPAL POSITION         YEAR       SALARY($)     BONUS($)            OPTIONS (#)                ($)(1)
---------------------------------    ---------  ------------- -------------     -------------------      -------------------
Lonnie J. Stout II...............      1998        272,500       34,688               50,000                      5,388(2)
     Chairman, President, Chief        1997        258,750           --               80,000                      5,623
     Executive Officer, and            1996        250,000           --                   --                      1,634
     Director

R. Gregory Lewis.................      1998        130,000       16,750               46,800                      5,636(3)
     Vice-President, Chief             1997        121,500           --               19,500                      6,231
     Financial Officer, and            1996        117,000           --                   --                      2,425
     Secretary

Ronald E. Farmer.................      1998        103,500       13,375               34,200                      3,078(4)
     Vice-President,                   1997         96,500           --                   --                      3,348
     Development                       1996         87,000           --                   --                      1,241


J. Michael Moore.................      1998         95,650       12,250               15,800                      3,531(5)
     Vice-President, Human             1997         86,000           --                   --                      3,555
     Resources and
     Administration

---------------------

(1) THE ESOP SHARES INCLUDED IN THIS COLUMN FOR 1998 ARE VALUED AT $4 PER SHARE, THE CLOSING PRICE OF THE COMPANY'S COMMON STOCK ON DECEMBER 31, 1998. THE NUMBER OF ESOP SHARES INCLUDED IN THIS COLUMN FOR 1998 IS AN APPROXIMATION OF THE NUMBER OF SHARES TO BE ALLOCATED TO THE PARTICIPANTS.

(2) INCLUDES THE $1,440 PREMIUM COST OF TERM LIFE INSURANCE MAINTAINED FOR THE BENEFIT OF MR. STOUT, $600 CONTRIBUTED BY THE COMPANY TO THE COMPANY'S 401(K) PLAN ON BEHALF OF MR. STOUT, AND 837 ESOP SHARES ALLOCATED TO MR. STOUT.

(3) INCLUDES THE $1,248 PREMIUM COST OF TERM LIFE INSURANCE MAINTAINED FOR THE BENEFIT OF MR. LEWIS, $1,040 CONTRIBUTED BY THE COMPANY TO THE COMPANY'S 401(K) PLAN ON BEHALF OF MR. LEWIS AND 837 ESOP SHARES ALLOCATED TO MR. LEWIS.

(4) INCLUDES THE $994 PREMIUM COST OF TERM LIFE INSURANCE MAINTAINED FOR THE BENEFIT OF MR. FARMER AND 521 ESOP SHARES ALLOCATED TO MR. FARMER.
                                        7

(5) Includes the $893 premium cost of term life insurance maintained for the benefit of Mr. Moore, $838 contributed by the Company to the Company's 401(k) plan on behalf of Mr. Moore and 450 ESOP shares allocated to Mr. Moore.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information as to options granted to the Named Officers during fiscal 1998. No stock appreciation rights ("SARs") have ever been awarded by the Company.


                                                           INDIVIDUAL GRANTS
                            -----------------------------------------------------------------------
                                                     PERCENT OF
                                NUMBER OF              TOTAL                                             GRANT DATE
                                SECURITIES            OPTIONS                                               VALUE
                                UNDERLYING           GRANTED TO                                          ------------
                               OPTIONS/SARS         EMPLOYEES IN      EXERCISE OR                        GRANT DATE
                                 GRANTED               FISCAL             BASE          EXPIRATION         PRESENT
NAME                              (#)(1)              YEAR (%)        PRICE ($/SH)         DATE          VALUE ($)(2)
-------------------        ----------------         -------------     -------------     ----------       ------------
Lonnie J. Stout II               50,000                14.1%              2.75            9/30/2008          79,000

R. Gregory Lewis                 10,000                                   2.75            9/30/2008          15,800
                                 36,800(3)                                2.75            9/30/2008          58,144
                               --------                                                                    --------
                                 46,800                13.2%                                                 73,944

Ronald E. Farmer                  9,000                                   2.75            9/30/2008          14,220
                                 25,200(3)                                2.75            9/30/2008          39,816
                               --------                                                                    --------
                                 34,200                 9.6%                                                 54,036

J. Michael Moore                  5,000                                   2.75            9/30/2008           7,900
                                 10,800(3)                                2.75            9/30/2008          17,064
                               --------                                                                     -------
                                 15,800                 4.4%                                                 24,964

---------------------

(1) One-third of the shares covered by the options granted to the Named Officers vest on the first anniversary of the date of grant and each year thereafter.

(2) Based on the Black-Scholes Option Valuation Method. The assumptions underlying this valuation are as follows: (i) a $2.75 exercise price and market price on the date of grant; (ii) a ten year expected option term; (iii) risk-free rate based on the current Treasury bill rate (4.60 % ten year rate); (iv) volatility of .3799, based on monthly closing prices since August 1990; and (v) no annual dividend yield. The grant date value has not been discounted for the vesting schedule of the options.

(3) Represents new options issued in option exchange, described below in "Report on Exchange of Options".

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information as to options exercised by the Named Officers during fiscal 1998. None of the Named Officers has held or exercised separate SARs. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of January 3, 1999. Also reported are the values for the "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.


                                                         NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED                IN-THE-MONEY
                         SHARES                               OPTIONS AT                       OPTIONS AT
                        ACQUIRED         VALUE             FISCAL YEAR END (#)             FISCAL YEAR END ($)(1)
                           ON          REALIZED     ------------------------------  --------------------------------
NAME                   EXERCISE (#)       ($)        EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
------------------    -------------  -----------    -------------  ---------------  --------------  ----------------
Lonnie J. Stout II         --             --           179,741          140,259         182,850            59,400
R. Gregory Lewis           --             --             7,500           46,800          19,185            55,598
Ronald E. Farmer           --             --               --            34,200              --            40,630
J. Michael Moore           --             --               --            15,800              --            18,770

------------------
(1) Amounts reflect the value of outstanding options based on the average of the high and low price of the Company's Common Stock on December 31, 1998.


                          REPORT ON EXCHANGE OF OPTIONS

     On September 30, 1998, the Board of Directors approved an exchange of some option grants to employees under the Company's 1994 Employee Stock Incentive Plan and 1985 Stock Option Plan. All employees other than Lonnie J. Stout II, President and Chief Executive Officer (who asked not to be considered for the exchange offer) were eligible to surrender their outstanding grants in exchange for new grants with a new 3-year vesting period, new exercise prices and, for management employees, reduced number of shares issuable upon exercise. No directors were eligible to participate. The new options were granted at an exercise price of $2.75 per share, the closing sale price of the Common Stock on September 30, 1998 as reported on the New York Stock Exchange. For management employees, including the executive officers listed below, the number of shares of Common Stock that may be purchased when the new options are exercised is 80% of the shares issuable under the surrendered options. The new options will vest in one-third increments on the first, second and third anniversaries of the date of grant.

     The following table sets forth certain information concerning the exchange, which has been the only adjustment to option exercise prices in the past ten years.

                            TEN YEAR OPTION EXCHANGE


                                         NUMBER OF       (NEW                                      LENGTH OF
                                        SECURITIES     EXERCISE                                    ORIGINAL
                                        UNDERLYING       PRICE)        NUMBER OF      EXERCISE    OPTION TERMS
                                            NEW       MARKET PRICE     SECURITIES     PRICE AT      REMAINING
                                          OPTIONS     OF STOCK AT      UNDERLYING      TIME OF     AT DATE OF
                                          ISSUED        TIME OF       OLD OPTIONS      EXCHANGE     EXCHANGE
NAME                            DATE      (#)(1)      EXCHANGE ($)   EXCHANGED (#)       ($)         (YEARS)
---------------------------   -------- ------------- -------------- ---------------- ----------- ---------------
R. Gregory Lewis...........   9/30/98     36,800            2.75         9,000           7.38            5.9
     Vice President,                                                     9,000           9.75            6.8
     Chief Financial                                                     7,500           8.75            8.4
     Officer, and  Secretary                                            12,000           5.69            9.1
                                                                         8,500          10.50            4.8

Ronald E. Farmer...........   9/30/98     25,200            2.75         7,500           8.75            8.4
     Vice President,                                                    12,000           5.69            9.1
     Development                                                         5,000          10.38            5.1
                                                                         3,000           7.25            6.1
                                                                         4,000           9.75            6.8

J. Michael Moore...........   9/30/98     10,800            2.75         3,500           8.75            8.4
     Vice President,                                                    10,000           5.69            9.1
     Human Resources and
     Administration

--------------
(1) Represents 80% of the number of shares of Common Stock issuable upon exercise of surrendered options

     The Board believes that permitting the exchange for new options with the exercise price at the current market price of the Common Stock was in the best interests of the Company and its shareholders. In the view of the Board, the decline in the market price of the Common Stock substantially impaired the effectiveness of the surrendered options as incentives to employees' performance. It was also determined by the Board that exchanging the new options would renew the incentive for employees of the Company to acquire an equity interest in the Company, which the Board believes better aligns the long-term interests of management with those of the shareholders. Further, the Board believes that the commencement of the new vesting period would provide further incentive to employees to remain with the Company. On March 22, 1999, the closing sale price of the Common Stock on the New York Stock Exchange was $3.6875.


                                    Respectfully submitted,

                                    Earl Beasley, Jr.
                                    E. Townes Duncan
                                    Garland G. Fritts
                                    John L. M. Tobias

SALARY CONTINUATION PLAN

     Since 1978, the Company has provided a salary continuation plan for eligible employees (the "Salary Plan") which will continue to operate in 1999. The Salary Plan generally provides for a retirement benefit of 50% of the employee's salary on the date of entry into the plan with adjustments based on certain subsequent salary increases. The retirement benefit is payable over 15 years commencing at age 65. The Salary Plan also provides that in the event an employee dies while in the employ of the Company after entering the Salary Plan but before retirement, his or her beneficiaries, for a period of one year, will receive 100% of such employee's salary at the applicable time under the Salary Plan. Thereafter, for a period of 10 years, or until such time as the employee would have attained age 65, whichever period is longer, the beneficiaries will receive 50% of such salary yearly. All officers and certain other key employees of the Company with three full years of service are eligible to participate in the Salary Plan, which is generally funded by life insurance purchased by the Company and payable to the Company on the death of the employee. An amount which approximates the cash value of the life insurance policy, or in some cases in which the Company currently self funds the retirement benefit, the cash value of the policy which would have been required to fund the retirement benefit, for each employee vests for the benefit of such employee at the rate of 10% per year for each year of service, including the first three years of service required for eligibility under the Salary Plan, and is payable to such employee upon termination of service with the Company for any reason other than death or retirement at age 65. Directors of the Company who are not also executive officers or employees do not participate in the Salary Plan.

     The estimated annual benefits payable upon retirement at age 65 for each of Messrs. Stout and Lewis are $107,500 and $58,500, respectively. Messrs. Farmer and Moore are each expected to receive estimated annual benefits of approximately $46,500 payable upon retirement at age 65. These amounts may be adjusted periodically pursuant to the terms of the Salary Plan.

TERMINATION BENEFITS

     Pursuant to severance benefits agreements with the Company, in the event that Mr. Stout or Mr. Lewis is terminated or resigns after a change in responsibilities, then such employee will receive an amount equal to 18 months' compensation. Based on current levels of compensation, such amount would be $416,250 for Mr. Stout and $201,000 for Mr. Lewis.

 COMPENSATION OF DIRECTORS

     The directors receive a monthly director's fee of $500 plus an additional fee of $300 for each Board or Board Committee meeting attended.

     Pursuant to the 1990 Stock Option Plan for Outside Directors ("1990 Plan"), each director who is not also an officer or employee of the Company and who was serving in such capacity on October 24, 1989 was granted an option to purchase 10,000 shares of Common Stock and an additional 1,000 shares for each previous full year of service as a director. Each eligible director elected thereafter has been and will be granted an option to purchase 10,000 shares upon election, and all directors have been and will be granted an option to purchase 1,000 shares for each full year of service as a director after 1989 or their later election, as applicable. The per share exercise price of the options granted under the 1990 Plan is the fair market value of the Common Stock on the date the option is granted.

COMPENSATION COMMITTEE REPORT

     Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Company's Board of Directors. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

Compensation Philosophy and Policies for Executive Officers

     The Compensation Committee believes that the primary objectives of the Company's executive compensation policies should be:

     - to attract and retain talented executives by providing compensation that is, overall, competitive with the compensation provided to executives at companies of comparable size and position in the restaurant industry, while maintaining compensation within levels that are consistent with the Company's overall financial objectives and operating performance;

     - to provide the appropriate incentives for executive officers to work towards the achievement of the Company's annual sales, operating and development targets; and

     - to align the interests of its executive officers more closely with those of its shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options.

     The Compensation Committee believes that the Company's executive compensation policies should be reviewed each year following the time when the financial results of the prior year become final. The policies are reviewed in light of their consistency with the Company's financial performance, the success achieved in meeting its sales and operating performance targets, achieving its overall strategic business plan objectives and its position within the restaurant industry, as well as the compensation policies of similar companies. The compensation of individual executive officers is reviewed annually by the Compensation Committee in light of the executive compensation policies established for that year.

     The Compensation Committee sets the base compensation of its executive officers at a level that it believes appropriate considering the overall strategic direction of the Company, its position within the relative segments of the food service industry in which it operates and the overall responsibilities of each executive officer. The Compensation Committee believes that in addition to corporate performance, it is appropriate to consider in setting and reviewing executive compensation the personal contributions the particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, planning initiatives, development and morale building skills, and other such related factors have been deemed to be important qualitative factors to take into account when considering levels of compensation.

Compensation of Executive Officers

     The Compensation Committee believes that the compensation for each of the Named Officers should consist of a base salary, the potential for an annual bonus and long-term stock-based incentive compensation and has applied the policies described herein to fiscal 1998 compensation for executive officers as described below.

     Base Compensation. Base salaries for the Named Officers are at fixed levels generally between the 25th and 75th percentiles of salaries paid to senior managers with comparable qualifications, experience and responsibility at other corporations engaged in the same or similar businesses as the Company. The Compensation Committee subjectively determined, on the basis of discussions with the Chief Executive Officer and its experience in business generally and with the Company specifically, what it viewed to be appropriate levels of base compensation after taking into consideration each executive's contributions. As a result of this review, increases averaging approximately 5.1% in the base salaries for the Named Officers for fiscal 1998 were made, with specific increases varying from 3.7% to 7.0%, reflecting the Compensation Committee's subjective judgment as to individual contributions to the success of meeting the Company's overall financial objectives and financial performance. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors which it applied subjectively in reaching its base compensation decisions.

     Annual Incentive Compensation. The principal factors in awarding an annual bonus to the Company's executive officers are their ability to increase same store sales, improve corporate operating profits or maintain them at the appropriate levels for the sales achieved, and meet the Company's overall strategic business plan objectives. The Compensation Committee also may consider other factors when awarding annual bonuses, such as the executive's contribution to concept development, improvement in financial performance and the impact the executive officers have on programs that enhance shareholder value.

     The Compensation Committee generally believes that an annual bonus award in the range of 15% to 50% of the executive officer's annual base compensation is appropriate in light of the relatively low to moderate base salary levels. In establishing the levels of incentive compensation for 1998, the Compensation Committee did not award any executive officers a bonus in the targeted range because the Company was not profitable for the entire year. However, the Company believed that an award of incentive compensation was appropriate given the significant improvement in the Company's operating performance. During fiscal 1998, bonuses averaging 12.5% of the executive officers' annual base compensation were awarded to the executive officers, with specific bonuses ranging from $12,250 to $34,688, reflecting the Compensation Committee's subjective judgment as to individual contributions to the Company's performance compared to its overall strategic business plan objectives and the factors affecting the Company described above.

     Long-Term Incentive Compensation. During the Company's fiscal year the Compensation Committee considers the desirability of granting its senior executives long-term incentive compensation in the form of awards under the Company's incentive stock option plan. The Compensation Committee believes that its past grants of stock options have successfully focused the Company's management team on building profitability and enhancing shareholder value.

     The Company currently has no set policy as to when stock options should be awarded, although historically the Company has awarded stock options, if any, at the time of the Company's annual compensation review. The Compensation Committee believes that the Company should make it a part of its regular executive compensation policies to consider granting annual awards of stock options to executive officers to provide long-term incentives as part of each executive's annual compensation package. The Compensation Committee also believes that this grant should be made on terms established at the time of the annual review, and that the exercise price of stock options should be the fair market value of the Company's Common Stock on the date of grant. Generally, the Compensation Committee's policy is that stock options should vest gradually over a period of three or more years.

     The Compensation Committee believes that long-term stock-based incentive compensation should be structured so as to closely align the interests of the executives with those of the Company's shareholders. The Compensation Committee determines the award of stock option grants to the executive officers and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term stock-based incentive compensation to the other executive officers.

Compensation of Chief Executive Officer

     The Compensation Committee believes that the Chief Executive Officer's compensation is consistent with its general policies concerning executive compensation and is appropriate in light of the Company's financial objectives and performance. Awards of long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other long-term incentive awards.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally prohibits public companies from deducting the Chief Executive Officer's and four other most highly compensated executive officers' compensation, to the extent such compensation exceeds $1 million for any individual officer. Performance-based compensation is not subject to the deduction limit if certain requirements are met. Since the compensation of each of the Company's executive officers is significantly less than $1 million, the Company has not addressed the steps that it would take to structure the performance-based portion of the compensation of its executive officers in a manner that would comply with the statute.

                                         Respectfully submitted,

                                         Earl Beasley, Jr.
                                         E. Townes Duncan
                                         Garland G. Fritts
                                         John L.M. Tobias

PERFORMANCE GRAPH

     The following graph compares the five-year cumulative returns of $100 invested on January 2, 1994 in (a) the Company, (b) the Media General Restaurant Group Industry Index ("MG Restaurant Index"), (c) the Standard & Poor's 500 Index ("S&P 500 Index"), and (d) the New York Stock Exchange Market Index ("NYSE Index") assuming the reinvestment of all dividends.




                                    [GRAPH]



End of Fiscal Year                1993             1994        1995           1996           1997        1998
J. Alexander's Corporation        100             54.55        86.36          77.27         43.75       36.36
MG Restaurant Index               100             87.80       123.49         124.92        128.51      174.99
S&P 500 Index                     100            101.32       139.40         171.41        228.59      293.92
NYSE Index                        100             98.06       127.15         153.16        201.50      239.77

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to a Stock Purchase and Standstill Agreement between Solidus and the Company dated March 22, 1999, Solidus purchased 1,086,266 shares of Common Stock for $3.75 per share, for an aggregate purchase price of $4,073,497.50. In addition, Solidus agreed that (i) for a period of seven years, Solidus and its affiliates would not acquire or hold more than 33% of the Company's Common Stock; (ii) for a period of seven years, Solidus and its affiliates would not solicit proxies for a vote of the shareholders of the Company; (iii) for a period of seven years, Solidus and its affiliates would not sell the Company's Common Stock, except to the Company, a person, entity or group approved by the Company or to an affiliate of Solidus; (iv) the above restrictions on Solidus' ownership and ability to solicit proxies would terminate in the event of certain tender offers or exchange offers, a notice filing with the Department of Justice relating to the acquisition by a third party of more than 15% of the outstanding Common Stock or with the Securities and Exchange Commission relating to the acquisition by a third party of more than 10% of the outstanding Common Stock, the Company's proposing or approving a merger or other business combination, or a change to a majority of the Company's Board of Directors over a two-year period; and (v) Solidus would not exercise rights attributable to the 1,086,266 shares of Common Stock purchased on March 22, 1999, during the Company's rights offering, pursuant to which holders of each share will be granted the nontransferable right to purchase 0.2 share of the Company's Common Stock at $3.75 per share for each share owned on the rights record date.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to the Company, the Company believes that during the fiscal year ended January 3, 1999, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements, except that Mr. Beasley failed to timely report a surrender of $1,000 of convertible debentures, which were called by the Company for redemption on June 1, 1998, and Mr. Duncan failed to timely report purchases of 1,000 shares, 300 shares and 200 shares, occurring in October, November and December, 1998, respectively, by Solidus, LLC, a company of which he is a principal manager and member. Each of the delinquent transactions of Messrs. Beasley and Duncan have since been reported to the Commission.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP, which has been the Company's independent auditors since its organization, has been selected as independent auditors of the Company for the 1999 fiscal year. The Company has been informed that representatives of Ernst & Young LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to shareholders' questions.

             DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE
              PRESENTED AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS





     Any proposal intended to be presented for action at the 2000 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 8, 1999, in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 2000 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal that does not meet all the Commission's requirements for inclusion in effect at the time.
     For other shareholder proposals to be timely (but not considered for inclusion in the Company's Proxy Statement), a shareholder's notice must be received by the Secretary of the Company not less than 75 days nor more than 90 days prior to April 7, 2000. For proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) it includes in the Proxy Statement advice on the nature of the proposal and how the Company intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

                            METHOD OF COUNTING VOTES

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers, the election of directors is a routine matter on which a broker has the discretion to vote if instructions are not received from the client in a timely manner. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Directors will be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be considered in the vote.

                                  MISCELLANEOUS

     A copy of the Company's Annual Report is being mailed to shareholders concurrently with the mailing of this Proxy Statement. It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 3, 1999, MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO R. GREGORY LEWIS, SECRETARY, J. ALEXANDER'S CORPORATION, P.O. BOX 24300, NASHVILLE, TENNESSEE 37202.

Date:  April 6, 1999

                                                                      Appendix A



                                     PROXY
                           J. ALEXANDER'S CORPORATION

    PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 6, 1999.

    The undersigned hereby appoints Lonnie J. Stout II and R. Gregory Lewis, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of J. Alexander's Corporation to be held at the J. Alexander's Restaurant at 1721 Galleria Boulevard, Franklin, Tennessee on Thursday, May 6, 1999, at 9:00 a.m., local time, and any adjournments thereof.

(1) Election of Directors:

    [ ] FOR all of the following nominees (except as indicated to the contrary below):

        E. Beasley, T. Duncan, G. Fritts, L. Stout and J. Tobias.

    [ ] AGAINST the following nominees (please print name or names):

--------------------------------------------------------------------------------
WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names):

--------------------------------------------------------------------------------
[ ] AGAINST all nominees  [ ] WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees

(2) In their discretion on any other matter which may properly come before said meeting or any adjournment thereof.

        IMPORTANT: Please date and sign this proxy on the reverse side.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors.

                      PLEASE SIGN HERE AND RETURN PROMPTLY

                                                 -------------------------------

                                                 -------------------------------

                                                 Date:                    , 1999
                                                      --------------------

                                                 Please sign exactly as your
                                                 name appears at left. If
                                                 registered in the names of two
                                                 or more persons, each should
                                                 sign. Executors,
                                                 administrators, trustees,
                                                 guardians, attorneys, and
                                                 corporate officers should show
                                                 their full titles.

--------------------------------------------------------------------------------
 If you have changed your address, please PRINT your new address on this line.

                                                                      Appendix B



                           J. ALEXANDER'S CORPORATION
       EMPLOYEE STOCK OWNERSHIP PLAN PARTICIPANT VOTING INSTRUCTION FORM

    This Voting Instruction Form is tendered to direct SunTrust Bank, Nashville, N.A. (the "Trustee"), as Trustee of the J. Alexander's Corporation Employee Stock Ownership Plan ("ESOP"), as to the manner in which all allocated shares in the ESOP account of the undersigned (the "Voting Shares") shall be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the J. Alexander's Restaurant at 1721 Galleria Boulevard, Franklin, Tennessee on Thursday, May 6, 1999, at 9:00 a.m., local time, and any adjournments thereof.
    The undersigned hereby directs the Trustee to vote all Voting Shares of the undersigned as shown below on this Voting Instruction Form at the Annual Meeting.
(1) Election of Directors:
    [ ] FOR all of the following nominees (except as indicated to the contrary below):
        E. Beasley, T. Duncan, G. Fritts, L. Stout and J. Tobias.
    [ ] AGAINST the following nominees (please print name or names):

--------------------------------------------------------------------------------
WITHHOLD AUTHORITY (ABSTAIN) to vote for the following nominees (please print name or names):

--------------------------------------------------------------------------------
[ ] AGAINST all nominees  [ ] WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees

(2) In the Trustee's discretion, the Trustee is entitled to act on any other matter which may properly come before said meeting or any adjournment thereof.
                  (Continued and to be signed on reverse side)

                          (Continued from other side)

    IMPORTANT: PLEASE DATE AND SIGN THIS VOTING INSTRUCTION FORM and return it to the Trustee of the J. Alexander's Corporation Employee Stock Ownership Plan, SunTrust Bank, Nashville, N.A., P.O. Box 305110, Nashville, Tennessee 37230-5110.

    A stamped and addressed envelope is enclosed for your convenience. YOUR VOTING INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BY MAY 3, 1999.

    Your shares will be voted by the Trustee in accordance with your instructions. If no choice is specified, your shares will be voted FOR the nominees in the election of directors.

                     PLEASE SIGN, DATE AND RETURN PROMPTLY

                                                 -------------------------------

                                                 -------------------------------

                                                 Date:                    , 1999
                                                      --------------------

                                                 Please sign exactly as your
                                                 name appears at left. If
                                                 registered in the names of two
                                                 or more persons, each should
                                                 sign. Executors,
                                                 administrators, trustees,
                                                 guardians, attorneys, and
                                                 corporate officers should show
                                                 their full titles.

--------------------------------------------------------------------------------

    If your address has changed, please PRINT your new address on this line.